                                                                     EXHIBIT 3.2


                                    RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                                 DIADEXUS, INC.


     The undersigned, Patrick Plewman, hereby certifies that:

     1. He is the duly elected and acting Chief Executive Officer, President and Chief Operating Officer of diaDexus, Inc., a Delaware corporation.

     2. The Certificate of Conversion of this corporation was originally filed with the Secretary of State of Delaware on April 3, 2000 and was amended on April 6, 2000, October 10, 2000, December 22, 2000 and August 13, 2001. The original Formation was filed on August 29, 1997 as DIADEXUS, LLC.

     3. This Restated Certificate of Incorporation has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware, and the corporation's stockholders have given their written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     4. The Certificate of Incorporation of this corporation shall be restated to read in full as follows:

                                    ARTICLE I

     The name of this corporation is diaDexus, Inc. (the "Corporation").

                                   ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

                                   ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

     This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock this Corporation shall have authority to issue is 100,000,000, par value $0.01 per share, and the total number of shares of Preferred Stock this Corporation shall have authority to issue is

5,000,000, par value $0.01 per share. The Preferred Stock may be issued from time to time, in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof.

     The Board of Directors of the Corporation is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preferences, any other designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, and the number of shares constituting any such unissued series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                    ARTICLE V

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation. Notwithstanding the foregoing, the Bylaws of the Corporation may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of at least 66-2/3% of the outstanding voting stock of the Corporation, voting together as a single class.

                                   ARTICLE VI

     The Board of Directors of the Corporation shall have that number of directors set out in the Bylaws of the Corporation as adopted or as set from time to time by a duly adopted amendment thereto by the Directors or stockholders of the Corporation. The Board of Directors shall be divided into three classes, as nearly equal in number as possible. The initial classification of directors shall be determined in accordance with a resolution or resolutions adopted by the Board of Directors. The term of office of the first class shall expire at the first annual meeting of stockholders or any special meeting in lieu thereof following January 1, 2001, the term of office of the second class shall expire at the second annual meeting of stockholders or any special meeting in lieu thereof following January 1, 2001 and the term of office of the third class shall expire at the third annual meeting of stockholders or any special meeting in lieu thereof following January 1, 2001. At each annual meeting of stockholders or special meeting in lieu thereof following such initial classification, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of the stockholders or special meeting in lieu thereof after their election and until their successors are duly elected and qualified.

     Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director, and not by the stockholders. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term or his or her prior death, retirement, removal or resignation and (b) the newly created or eliminated directorships resulting from such increase or decrease shall if reasonably possible be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent reasonably possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation and newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, although less than a quorum. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled. Notwithstanding the foregoing, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                                   ARTICLE VII

     Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

                                  ARTICLE VIII

     No action shall be taken by the stockholders except at an annual or special meeting of stockholders. The stockholders may not take action by written consent.

     Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a majority of the members of the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws, include the power to call such meetings, but such special meetings may not be called by any other person or persons.

                                   ARTICLE IX

     To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     The Corporation may indemnify and advance indemnification expenses to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation. The

Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any such director or officer against any liability which may be asserted against him or her and may enter contracts providing for the indemnification of any such person to the fullest extent permitted by law.

     Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Corporation's Restated Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this
Article IX in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                    ARTICLE X

     The Corporation is to have perpetual existence.

                                   ARTICLE XI

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors in the Bylaws.

                                   ARTICLE XII

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation; provided, however, that no amendment, alteration, change or repeal may be made to Article V, VI, VIII, IX or XII without the affirmative vote of the holders of at least 66-2/3% of the outstanding voting stock of the Corporation, voting together as a single class.

                                      * * *

     The foregoing Restated Certificate of Incorporation has been duly adopted by this Corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

     Executed at South San Francisco, California on [__________], 2002.





                                      -----------------------------------------
                                      Name:  Patrick Plewman
                                      Title: Chief Executive Officer, President
                                             and Chief Operating Officer

Attest:



-------------------------------------
Name:   Sharon E. Tetlow
Title:  Vice President, Finance and
        Chief Financial Officer